Exhibit 99.1

Contacts:	Vincent J. Milano Vice President, CFO and Treasurer VIROPHARMA INCORPORATED Phone (610) 321-6225 Will Roberts Director, Corporate Communications VIROPHARMA INCORPORATED Phone (610) 321-6288

VIROPHARMA INCORPORATED

Reports First Quarter 2005 Financial Results And Increases

2005 Vancocin Pulvules Net Sales Guidance

Exton, PA, May 3, 2005 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the first quarter ended March 31, 2005.

Quarter ended March 31, 2005

For the quarter ended March 31, 2005, the Company reported net income of $17.4 million compared to a net loss of $16.6 million for the same period in 2004. Net income per share for the quarter ended March 31, 2005 was $0.64 per share, basic, and $0.36 per share, diluted, compared to a net loss of $0.63 per share, basic and diluted, for the same period in 2004.

“During the first quarter of 2005, we experienced progress in all areas of our business, particularly as it relates to Vancocin® Pulvules®,” commented Michel de Rosen, ViroPharma’s chief executive officer. “Among other things, we completed our integration of Vancocin into our business; we began our efforts in medical education for Vancocin; and we saw significant data presented by industry leaders on the increasing prevalence and severity of the disease treated by Vancocin. Perhaps most importantly, Vancocin had one of its strongest quarters in its history, yielding over $21 million in net sales.”

The increase in net income of $34.0 million from the quarter ended March 31, 2004 to the same period in 2005 was due primarily to $21.1 million of net sales of Vancocin, $6.0 million in revenue recognized in the quarter ended March 31, 2005 from the sale of inventory to Schering-Plough pursuant to our 2004 license agreement and a $3.6 million gain on the change in the fair value of the derivative liability related to the make-whole provision of the Company’s senior convertible notes. The net loss in the first quarter of 2004 includes $9.3 million of costs incurred as the result of the January 2004 restructuring.

The Company’s cost of sales for the quarter ended March 31, 2005 was $3.6 million as compared with no cost of sales in the quarter ended March 31, 2004 as the Company acquired Vancocin in November 2004.

Research and development expenses decreased from $8.4 million in the quarter ended March 31, 2004 to $2.8 million in the quarter ended March 31, 2005. The primary driver of the $5.6 million reduction in costs from 2004 to 2005 was a result of restructuring charges and transition related costs of $5.0 million related to the Company’s January 2004 restructuring.

Marketing, general and administrative expenses for the quarter ended March 31, 2005 of $2.3 million decreased $5.9 million from $8.2 million from the quarter ended March 31, 2004. Included in the expenses for the period in 2004 is $5.9 million in severance, stock option modification costs and asset impairment costs that were the result of the January 2004 restructuring. Additionally, lower costs from the reduced headcount in general and administrative activities were offset by $0.4 million in marketing costs in 2005 that had no comparable costs in the same quarter in 2004.

Intangible amortization resulting from the Vancocin acquisition was $1.2 million for the quarter ended March 31, 2005.

During the first quarter of 2005, we recorded a gain on the change in fair value of derivative liability of $3.6 million related to the fair value of the make-whole provision on the senior convertible notes.

Interest income for the quarter ended March 31, 2005 of $0.2 million decreased $0.1 million from interest income of $0.3 million for the quarter ended March 31, 2004 due to lower invested balances.

Interest expense for the quarter ended March 31, 2005 of $3.8 million increased $1.7 million compared to $2.1 million in interest expense from the quarter ended March 31, 2004 due to the interest, amortization of financing costs, and debt discount from the senior convertible notes, which were issued in January 2005.

As of March 31, 2005, ViroPharma had approximately $56.6 million in cash, cash equivalents and short-term investments, which represents a $12 million increase from December 31, 2004.

Looking ahead in 2005

ViroPharma is updating its previously announced guidance for the year 2005 as a convenience to investors. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a complete discussion and disclosure of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below. The Company’s guidance does not include non-operating expenses or income and the potential impact of any conversions of outstanding senior convertible notes.

For the year 2005, ViroPharma expects the following:

•	Net product sales: $74 to $79 million, representing growth of 37% to 46% over unaudited net product sales of Vancocin in 2004;

•	Total operating expenses: $38 to $47 million;

•	Cost of sales: $12 to $13 million;

•	Cash balance: ViroPharma expects to be cash flow positive from operating activities in 2005.

All other elements of guidance not updated above remain unchanged from the last guidance given on March 11, 2005.

Guidance provided on March 11, 2005 included $9.0 million to $10.5 million of royalties to Lilly in cost of sales. Current guidance does not include these royalties in cost of sales. We will account for the future royalty payments as contingent consideration and will record an adjustment to the carrying amount of the related intangible asset and a cumulative adjustment to the intangible amortization upon achievement of the related sales milestones.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and other business results on May 4, 2005 at 10:00 a.m. Eastern Time. To participate in the conference call, please dial (888) 203-7667 (domestic) and (719) 955-1567 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until May 18, 2005.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® Pulvules®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/pulvules_pi.pdf). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the company’s website at www.viropharma.com.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties, including those relating to the company’s guidance regarding net product sales, operating expenses, cash balances for 2005, and the expectation that the Company will be cash flow positive from operating activities in 2005. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s actual results may vary depending on a variety of factors, including:

•	decreases in the rate of infections for which Vancocin is prescribed or changes in the prescribing or procedural practices of infectious disease, gastroenterologists and internal medicine doctors;

•	the development of generic or new competitive pharmaceuticals and technological advances to treat the conditions addressed by Vancocin;

•	the Company’s ability to transition Vancocin and enter all necessary contracts or obtain all necessary rights under applicable federal and state rules and regulations;

•	manufacturing, supply or distribution interruptions, including but not limited to difficulties encountered in qualifying a third party supply chain and changes in terms required by wholesalers;

•	regulatory action by the FDA and other government regulatory agencies;

•	the timing of anticipated events in the Company’s CMV and HCV programs;

•	the results of the Company’s product development efforts, including results from clinical trials; and

•	the timing of potential business development activities related to the Company’s efforts to build franchises in narrowly focused prescribing groups such as transplant and hospital settings, hepatologists, and gastroenterologists through the acquisition of additional products and product candidates.

These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information

(unaudited)

Statements of Operations:

(in thousands, except per share data)

	Three months ended March 31,
	2005	2004
Revenue:
Net product sales	$21,055	$—
Milestone, license fee and other revenue	6,141	1,737

Revenue	27,196	1,737

Costs and Expenses:
Cost of sales	3,614	—
Research and development	2,761	8,365
Marketing, general and administrative	2,265	8,245
Intangible amortization and acquisition of technology rights	1,170	—

Total costs and expenses	9,810	16,610

Operating income (loss)	17,386	(14,873)

Change in fair value of derivative liability	3,558	—
Interest income	208	330
Interest expense	(3,778)	(2,073)

Net income (loss)	$17,374	$(16,616)

Basic net income (loss) per share	$0.64	$(0.63)

Diluted net income (loss) per share	$0.36	$(0.63)

Shares used in computing net income (loss) per share amounts
Basic	27,137	26,424

Diluted	51,997	26,424

Consolidated Balance Sheets:
(in thousands)

	March 31, 2005	December 31, 2004
Cash, cash equivalents and short-term investments	$56,598	$44,210	(1)
Working capital	57,799	42,918
Total assets	189,504	177,901
Long-term debt	179,986	190,400
Total stockholders’ deficit	(6,256)	(26,138)

(1)	Cash, cash equivalents and short term investments, includes $9.0 million of restricted investments, all of which became unrestricted in the first quarter of 2005.